                                                                       Exhibit 5

(214) 953-0053

                                October 10, 2003

Decorize, Inc.
1938 E. Phelps
Springfield, Missouri 65802

RE:      Registration Statement on Form SB-2 (File No. 333-101677)

Gentlemen:

         We have served as counsel for  Decorize,  Inc., a Delaware  corporation
(the  "Company"),   and  certain  stockholders  of  the  Company  (the  "Selling
Stockholders")  in connection with the Registration  Statement on Form SB-2 (the
"Registration  Statement")  filed with the  Securities  and Exchange  Commission under the  Securities  Act of 1933, as amended,  covering the proposed sale from time to time by the Selling  Stockholders of a maximum of 3,292,427  shares (the
"Shares") of Common Stock, $.001 par value, of the Company.

         With respect to the  foregoing,  we have  examined  such  documents and questions of law as we have deemed  necessary  to render the opinions  expressed below.  Based upon the  foregoing,  we are of the opinion that the Shares,  when sold and delivered in accordance with the Registration  Statement,  will be duly and validly issued and outstanding and fully paid and nonassessable.

         We consent to the use of this opinion as Exhibit 5 to the  Registration
Statement  and to the use of our name in the  Registration  Statement and in the
Prospectus included therein under the heading "Legal Matters."

                                            Very truly yours,

                                            HALLETT & PERRIN, P.C.